Exhibit 11

THE LAW OFFICES OF

THOMAS C. COOK

ATTORNEY AND COUNSELOR AT LAW
1980 FESTIVAL PLAZA DRIVE., SUITE 530
LAS VEGAS, NEVADA 89135
(702) 524-9151
tccesq@aol.com

March 15, 2019

To: Board of Directors, Streamnet, Inc.

Re: Registration Statement on Form 1-A (the “Registration Statement”)

Gentlemen:

You have requested our opinion as counsel for Streamnet, Inc., a Nevada corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, pursuant to Regulation A, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 3,600,000 shares of common stock issuable in connection with the Company’s Offering Statement provided under Regulation A and the public offering by a Selling Shareholder (the “Selling Shareholder”) of up to 360,00 shares of the Company’s common stock.

In that connection, we have examined the Company’s Amendment No. 7 to the Offering Statement pursuant to Regulation A, and filed with the Securities and Exchange Commission on or about March 15, 2019 (the “Offering Circular”). We further have examined the Articles of Incorporation, Bylaws, and applicable minutes of the Companyas a basis for the opinion hereinafter expressed..

Based on the foregoing, we are of the opinion that the issue and sale of the Company Shares to be sold pursuant to the terms of the Registration Statement as filed with the Securities and Exchange Commission have been duly authorized and, upon the sale thereof in accordance with the terms and conditions of the Registration Statement be validly issued, fully paid and non-assessable. We are also of the opinion that the shares of common stock offered by the Selling Shareholder are legally and validly issued, fully-paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Offering Statement.

Sincerely,

/s/ Thomas C. Cook, Esq.
Thomas C. Cook, Esq.